EXHIBIT 4.4
GUARANTEE
     GUARANTEE dated as of September 2, 2005 of Valero Energy Corporation, a Delaware corporation (“Valero”), for the benefit of Deutsche Bank Trust Company Americas (“Deutsche Bank”) and HSBC Bank USA, National Association (successor by merger to HSBC Bank USA) (“HSBC” and, together with Deutsche Bank, the “Trustees”), and holders (“Holders”) from time to time of the Notes (as defined herein) of The Premcor Refining Group Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Valero (the “Company”), and Port Arthur Finance Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“PAFC”).
RECITALS
     WHEREAS, PAFC, Port Arthur Coker Company L.P. (“PACC”), Sabine River Holding Corp. (“Sabine”), Neches River Holding Corp. (“Neches”), HSBC and Bankers Trust Company (“Bankers Trust”) have executed an Indenture dated August 19, 1999 (the “1999 Indenture”), as supplemented by the First Supplemental Indenture dated June 6, 2002 (the “First Supplemental Indenture” and, together with the 1999 Indenture, the “PAFC Indenture”), among PAFC, PACC, Sabine, Neches, The Premcor Refining Group Inc. (“PRG”), HSBC and Deutsche Bank (formerly known as Bankers Trust), pursuant to which PAFC’s 12 1/2% Senior Notes due January 15, 2009 (the “2009 Notes”) were issued and guaranteed by PACC, Sabine, Neches and PRG;
     WHEREAS, the Company and Deutsche Bank have executed an Indenture dated February 11, 2003 (as supplemented to date and collectively with the PAFC Indenture, the “Indentures”), pursuant to which the Company’s (i) 9 1/4% Senior Notes due February 1, 2010; (ii) 6 3/4% Senior Notes due February 1, 2011; (iii) 7 3/4% Senior Subordinated Notes due February 1, 2012; (iv) 9 1/2% Senior Notes due February 1, 2013; and (v) 7 1/2% Senior Notes due June 15, 2015 (collectively with the 2009 Notes, the “Notes”) were issued;
     WHEREAS, Valero desires to provide for the unconditional guarantee by Valero of the due and punctual payment of the principal of, premium (if any) and interest on, and all other amounts due under, the Notes and the Indentures;
     NOW, THEREFORE, Valero hereby agrees, for the benefit of each of the Trustees and for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE
THE GUARANTEE
Section 1.01 Guarantee.
     Valero hereby unconditionally guarantees to the Holders from time to time of the Notes of each series (a) the full and prompt payment of the principal of and any premium on any Note of such series when and as the same shall become due, whether at the stated maturity thereof, by acceleration, redemption or otherwise, and (b) the full and prompt payment of any interest on and any additional amounts with respect to any Note of such series when and as the same shall become due, subject in each case to any applicable grace period or notice requirement or both (the “Guarantee”). Valero also hereby unconditionally guarantees to each of the Trustees the full and prompt payment of all amounts due it from the Company under each Indenture. The Guarantee hereunder constitutes a guarantee of payment and not of collection.
     The obligations of Valero hereunder with respect to a series of Notes shall be absolute and unconditional and shall remain in full force and effect until the entire principal of, premium (if any) and interest on and any additional amounts with respect to the Notes of such series shall have been paid or provided for in accordance with the provisions of such series and of the applicable Indenture, or amounts due to each of the Trustees under each Indenture shall remain outstanding until paid irrespective of the validity, regularity or enforceability of any Note of such series or such Indenture, any change or amendment thereto, the absence of any action to enforce the same, any waiver or consent by any of the Trustees or the Holder of any Note of such series with respect to any provision of such Note or such Indenture, the recovery of any judgment against the Company, PACC, Sabine, Neches or PRG, as applicable, or any action to enforce the same, or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. Valero hereby waives presentment or demand of payment or notice to Valero with respect to such Note and the obligations evidenced thereby or hereby. Valero further waives any right of set-off or counterclaim it may have against any Holder of a Note arising from any other obligations any such Holder may have to the Company, PACC, Sabine, Neches, PRG or Valero.
     The obligations of Valero to make any payment hereunder may be satisfied by causing the Company, PACC, Sabine, Neches or PRG to make such payment.
Section 1.02 Subrogation.
     Valero shall be subrogated to all rights against the Company, PACC, Sabine, Neches or PRG, as applicable, of any Holder of Notes of a series in respect of any amounts paid by Valero pursuant to the provisions of the Guarantee; provided, however, that Valero shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the expiration of two years and one day after the principal of, premium (if any) and interest on and any additional amounts with respect to all Notes of such series have been paid in full.

Section 1.03 Guarantee for Benefit of Holders.
     The Guarantee is entered into by Valero for the benefit of each of the Trustees and the Holders from time to time of the Notes. Such provisions shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any person other than the Trustees, Valero, the Holders from time to time of the Notes and their permitted successors and assigns.
Section 1.04 No Recourse Against Others.
     A director, officer, employee, stockholder, partner or other owner of Valero, as such, shall not have any liability for any obligations of Valero under the Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.
ARTICLE TWO
MISCELLANEOUS
Section 2.01 SEC Reports; Financial Statements.
     Valero shall file with each of the Trustees, within 15 days after it files the same with the United States Securities and Exchange Commission (“SEC”), copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Valero is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any successor statute. Valero shall also comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”). Delivery of such reports, information and documents to the Trustees is for informational purposes only and the Trustees’ receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under each Indenture.
Section 2.02 Trust Indenture Act Controls.
     If any provision of this Guarantee limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern this Guarantee, the latter provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee, as so modified or excluded, as the case may be.
Section 2.03 Notices.
     Any notice or communication provided for herein shall be duly given if in writing and delivered in person or mailed by mail (registered, return receipt requested, first-class postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, as follows:
(a)	If to the Trustees, to the address set forth in the applicable Indenture;

(b)	If to Valero:
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attn: Chief Financial Officer
Telephone: (210) 345-2000
Facsimile: (210) 345-2646
     Valero or any of the Trustees by notice to the other may designate additional or different addresses for subsequent notices or communications.
     All such notices and communications shall be in writing and shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; 10 business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If, by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to give such notice or communication by mail, then such notice or communication as shall be made with the approval of the Trustees shall constitute a sufficient notification or communication for every purpose hereunder.
Section 2.04 Date and Time of Effectiveness.
     This Guarantee shall become a legally effective and binding instrument at and as of the date hereof.
Section 2.05 Notes Deemed Conformed.
     As of the date hereof, the provisions of the Notes shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Note or any other action on the part of the Holders of Notes, the Company, PACC, Sabine, Neches, PRG or any of the Trustees, so as to reflect this Guarantee.
Section 2.06 Successors.
     All agreements of Valero in this Guarantee shall bind its successors and assigns, whether or not so expressed.
Section 2.07 Benefits of Guarantee.
     Nothing in this Guarantee, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Guarantee.

Section 2.08 Separability.
     In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.09 Headings.
     The section headings of this Guarantee have been inserted for convenience of reference only, are not to be considered a part of this Guarantee and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.10 GOVERNING LAW.
     THIS GUARANTEE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Section 2.11 Amendments.
     This Guarantee may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties. Upon the execution of any such amendment, this Guarantee shall be modified in accordance therewith, and such amendment shall form a part of this Guarantee for all purposes; and every Holder of Notes shall be bound thereby.
Section 2.12 Counterparts.
     This Guarantee may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute the same instrument.
Section 2.13 Trustees Not Responsible for Recitals.
     The recitals herein contained are made by Valero, and not by the Trustees, and the Trustees assume no responsibility for the correctness thereof. The Trustees make no representations as to the validity or sufficiency of this Guarantee.

     IN WITNESS WHEREOF, Valero has caused this Guarantee to be duly executed as of the day and year first above written.

VALERO ENERGY CORPORATION
By:	/s/ Michael S. Ciskowski
	Name:	Michael S. Ciskowski
	Title:	Executive Vice President and Chief Financial Officer

ACCEPTED this 2nd day of
September, 2005.
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: /s/ Susan Johnson

       Name: Susan Johnson
       Title: Vice President
HSBC BANK USA, NATIONAL ASSOCIATION,
as Capital Markets Trustee

By: /s/ Herawattee Alli

       Name: Herawattee Alli
       Title: Assistant Vice President